EX-99.1

CONOLOG REPORTS RESULTS FOR THE
FISCAL QUARTER ENDED APRIL 30, 2007
- Revenues Up 87% -

Somerville, NJ – June 11, 2007: Conolog Corporation (NASDAQ: CNLG)
announced today the results for the three months ended April 30, 2007.

Product revenues increased 87% to $135,708 for the fiscal quarter ended April 30, 2007 compared to $72,462 in the fiscal quarter ended April 30, 2006.

Selling, General and Administrative for the three months ended April 30, 2007 were $1,178,914, inclusive of $429,500 one time charges for the convertible debenture issued on March 12, 2007, and research and development costs to introduce the new CM-100 platform system; compared to $763,479 for the period ended April 30, 2006, a net net decrease of $14,060 for the period.

For the nine-month period ended April 30, 2007, other non-cash expenses included an induced conversion benefit of $2,705,457; interest expense related to conversion of debt for $559,827 and the amortization of fees related to the conversion of debt for $258,325.

As a result of the foregoing, the Company reported a net loss from continued operations of ($0.53) per share compared to ($0.62) per share for the quarters ended April 30, 2007 and 2006 respectively.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and assembles electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division is a provider of a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.